As submitted to the Securities and Exchange Commission on March 27, 2026

Registration No. 333-269415

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 5

TO

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Bluerock Homes Trust, Inc.

(Exact name of registrant as specified in its charter)

919 Third Avenue

40th Floor

New York, NY 10022

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jordan Ruddy
Bluerock Homes Trust, Inc.
919 Third Avenue

40th Floor

New York, NY 10022

(212) 843-1601

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard P. Cunningham, Jr., Esq. Kathryn A. Lawrence, Esq. Williams Mullen 200 South 10th Street, Suite 1600 Richmond, Virginia 23219 (804) 420-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (Registration No. 333-269415) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 5 relates to the registration statement on Form S-11 (Registration No. 333-269415) filed by Bluerock Homes Trust, Inc., a Maryland corporation (the “Company”), on June 26, 2023 and declared effective by the Securities and Exchange Commission (the “SEC”) on June 28, 2023, as subsequently amended by Post-Effective Amendment No. 1 filed with the SEC on March 25, 2024, Post-Effective Amendment No. 2 filed with the SEC on November 14, 2024, Post-Effective Amendment No 3 filed with the SEC on March 28, 2025, and Post-Effective Amendment No. 4 filed with the SEC on April 7, 2025 (together, the “Registration Statement”). The Registration Statement registered the offering, issuance and sale by the Company of up to 20,000,000 shares of the Company’s Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Redeemable Preferred Stock”).

In accordance with the undertaking made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 5 to the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof (the “Remaining Shares”).

Pursuant to the Registration Statement, the Company issued a total of 6,527,513 shares of Series A Redeemable Preferred Stock. Additionally, as of the date hereof, the Company, at the request of holders, has redeemed a total of 10,960 shares of Series A Redeemable Preferred Stock through the issuance of 18,653 shares of Class A common stock and redeemed a total of 43,270 shares of Series A Redeemable Preferred Stock for $994,230 in cash. By filing this Post-Effective Amendment No. 5 to the Registration Statement, the Company hereby deregisters the Remaining Shares.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of March, 2026.

BLUEROCK HOMES TRUST, INC.

/s/ R. Ramin Kamfar
By:	R. Ramin Kamfar,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on the 27th day of March, 2026.

	Signature	Title

	/s/ R. Ramin Kamfar	Chief Executive Officer
	R. Ramin Kamfar	(Principal Executive Officer) and
Chairman of the Board of Directors

	/s/ Christopher J. Vohs	Chief Financial Officer and Treasurer
	Christopher J. Vohs	(Principal Financial Officer and Principal Accounting Officer)

	/s/ I. Bobby Majumder*	Director
I. Bobby Majumder

	/s/ Elizabeth Harrison*	Director
Elizabeth Harrison

	/s/ Kamal Jafarnia*	Director
Kamal Jafarnia

	/s/ Romano Tio*	Director
Romano Tio

*By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Attorney-in-fact